Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Third Quarter 2009 Conference Call

Prepared Remarks

October 29, 2009

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                        ), I will be your conference operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Third Quarter 2009 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                        ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO of Bryn Mawr Trust Company, has some comments on the quarter, our strategic initiatives, and a view of the competitive landscape. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 434374. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

After the close of the market yesterday afternoon we issued our earnings release for the third quarter of 2009. We reported solid earnings for the third quarter with net income of $2.6 million with diluted earnings per share of $0.30 an increase of $0.04 per share or 15.4%, which is a net increase of $364 thousand or 16.1% over the third quarter of 2008 diluted earnings per share of $0.26 and net income of $2.3 million.

The Corporation’s overall performance has been strong and shows tangible signs of continued improvement, particularly in the Wealth and Retail Banking divisions. Total loan growth was virtually flat year to date compared to prior periods, primarily driven by Management’s decision to reduce construction loans and leases. Our solid third quarter performance supports our belief that the economy is stabilizing, and we are confident that we are well positioned for continued growth and profitability. We continue to be well-capitalized and exceed regulatory requirements for a well-capitalized organization. As stated in previous conference calls, we enhanced the Corporation’s Capital ratios with the addition of $2.5 million of common stock and $7.5 million of subordinated debt during the second quarter of 2009 and now have a dividend reinvestment and stock purchase plan in place. Information about this Plan is available on our website.

Along with our enhanced capital position, our liquidity, which includes our unused borrowing capacity and money market balances are quite substantial. We have combined unused borrowing capacity of $413 million including lines from the Federal Home Loan Bank of Pittsburgh, $263 million, the Federal Reserve, $75 million and Fed Fund lines of $75 million. Additionally, we had approximately $44 million in money market funds and other short term investments at the end of the third quarter.

There were many different factors that contributed to our solid third quarter performance. I would like to review some of the most significant contributors.

Total Wealth Management assets under administration, supervision and brokerage were $2.7 billion, up $447 million or 19.7% from June 30, 2009 and up $565 million or 26.3% from December 31, 2008. Improving market conditions combined with new clients are driving this significant growth.

Revenue from Wealth Management services (which includes Lau Associates revenue) of $3.5 million in the third quarter, is down slightly from second quarter 2009 revenue of $3.6 million and down from the fourth quarter 2008 revenue of $3.7 million. However, revenue from Wealth Management services for the nine month period ending September 30, 2009 was $10.6 million, up 4.3% from the $10.1 million as of September 30, 2008.

We have seen significant growth during the past nine months at our new subsidiary, The Bryn Mawr Trust Company of Delaware, with assets under management and administration of $333 million as of September 30, 2009. We also established Bryn Mawr Trust Asset Management in the later part of the second quarter of 2009 with assets under management of $80 million as of September 30, 2009.

Deposit growth was once again particularly strong, ending the period at $899.5 million up $30.0 million or 3.4% from December 31, 2008 and up $43.2 million or 5.0% from September 30, 2008 as branch activity is robust. We continue to successfully develop new and expand existing core deposit relationships as a result of effective sales programs and cross-selling efforts. Complimenting our sales efforts, we have also seen growth in consumer and business accounts as customers desire to affiliate with a sound financial institution as a result of the turmoil in the financial services industry. Our new West Chester Regional Banking Center, which opened in January 2009, is exceeding our expectations, generating deposits of $18.9 million as of September 30, 2009. We continue to offer an attractive and extremely competitive line of deposit and cash management products and services and we are well positioned for continued growth.

The Corporation’s investment portfolio increased from a fair market value of $108.3 million at December 31, 2008 to $173.8 million at September 30, 2009 due to the growth in deposits, strong investment performance and the reduction in the loan portfolio. There were no other than temporary impairment (“OTTI”) charges recorded in 2009 or 2008.

Investment securities gains of $848 thousand were recorded during the quarter ended September 30, 2009. These gains resulted from reducing exposure to certain longer-term mortgage backed securities and individual company exposure in corporate bonds.

Revenue from the sale of residential mortgage loans for the quarter ended September 30, 2009 was $760 thousand, substantially lower than the windfall gain in the first and second quarters of 2009, but higher than the third and fourth quarters of 2008 when revenue was less than $300 thousand in each quarter.

Total portfolio loans and leases of $886.5 million declined 1.5% or $13.1 million compared to $899.6 million at December 31, 2008. Decreases in the construction lending and leasing portfolios were the primary reasons for the decline which was by design given the economic conditions. As a result constructions loans declined $21.2 million or 36.3%. Leases declined $7.5 million or 12.6% as a result of Managements’ planned reduction of this portfolio due to credit issues with leases generated in prior periods. We continue to monitor the leasing product line very carefully and have reduced broker relationships, curtailed the origination of new leases in specific geographic regions and equipment categories, and instituted higher credit quality requirements. Offsetting these declines was a $19.7 million or 12.7% increase in home equity loans and lines in our local market area as demand for these products has strengthened.

The provision for loan and lease loss for the quarter ended September 30, 2009 was $2.3 million, compared with $1.7 million in the second quarter of 2009, primarily due to continued lease charge-offs and one specific commercial loan relationship.

Leasing portfolio charge-offs have experienced a steady, gradual improvement from $1.6 million in the fourth quarter of 2008 to $1.1 million as of September 30, 2009.

Overall, the allowance for loan and lease losses at September 30, 2009 stands at $10.3 million or 1.16% of portfolio loans and leases compared with $10.4 million or 1.18% and $10.1 million or 1.13% of portfolio loans and leases at June 30, 2009 and March 31, 2009, respectively.

Our non-performing assets increased from $5.8 million at December 31, 2008 to $8.5 million as of September 30, 2009. More than half of this increase is attributed to the specific commercial loan previously mentioned. Overall, non-performing assets represent 71 basis points of total assets at September 30, 2009. While the level of non-performing loans and leases has increased, the majority of these loans are adequately secured by collateral that can substantially liquidate the associated debt.

The tax equivalent net interest margin of 3.72% increased 13 basis points from the June 30, 2009. Market conditions continue to make it difficult to earn attractive yields on our investments and loan pricing remains competitive. To help improve our margin, we aggressively reduced rates on our interest bearing deposits which resulted in a 21 basis point decline in the cost of interest bearing funds since June 30, 2009.

In the third quarter of 2009, net-interest income was $10.3 million up $800 thousand or 8.4% from December 31, 2008 and $634 thousand or 6.5% from September 30, 2008.

Non-interest expense was lower in the third quarter of 2009 compared to the second quarter of 2009 primarily due to lower residential mortgage revenue related costs and no FDIC special assessment charge.

Capital ratios for the Bank and Corporation remain “well-capitalized” by regulatory standards. As of September 30, 2009 the Bank and Corporation had Tier I Capital to Risk Weighted Assets ratios of 8.91% and 9.36% respectively. As I mentioned in last quarter’s conference call, the Corporation has established a Dividend Reinvestment and Stock Purchase Plan (which we refer to as the “Plan”), which became operational in July 2009. The Plan is intended to allow both existing shareholders and new investors to easily and conveniently increase their investment in the Corporation without incurring many of the fees and commissions normally associated with brokerage transactions. A copy of the Plan can be found under “SEC filings” at our website, www.bmtc.com, by clicking on “About Us” and then “Investor Relations”.

We remain focused on maintaining the appropriate level of capital to support asset growth, acquisitions and to maintain the “well-capitalized regulatory standards”; in addition we remain focused on asset quality and liquidity.

Finally, I would like to emphasize that we are focused on achieving our key objectives which include:

•	Protecting the Margin – holding the line on loan rate adjustments and adhering to a strict discipline on our deposit and loan product pricing.

•	Strong Asset Quality – maintaining strict underwriting standards and appropriately managing our risk.

•	Capital and Liquidity – remain a strong, well-capitalized institution and closely monitor and execute appropriate strategies to enhance our liquidity and capital positions.

•	Control Expenses – maintaining tight control on expenses – an internal task force is now reviewing our non-interest expenses to see where we can further eliminate or reduce overhead.

•	Improved Revenues – we have recently completed a study in conjunction with a consulting firm that specializes in revenue enhancement. This will be implemented over the next several months.

•	New Market Opportunities – capitalize on our new market opportunities in the state of Delaware and in West Chester, Pennsylvania.

•	Expand our Wealth Management offering with a broader more open investment management platform.

•	Acquisitions – continue to evaluate the numerous acquisition opportunities that our constantly being presented to the Bank.

In summary, Bryn Mawr is fundamentally sound, profitable and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity. We have a strategy in place that will create significant value over time. We are proud that our disciplined approach to the market, regardless of conditions, has enabled us to remain secure throughout. The weak economy and prolonged disruption in the financial markets will remain a challenge. However, The Bryn Mawr Trust Company, for over 120 years, through numerous periods of economic prosperity and adversity, has succeeded by providing outstanding banking and wealth management services.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of 14 cents per share payable on December 1, 2009 to shareholders of record as of November 10, 2009.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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